Exhibit 4.4

Execution Version

PLEDGE AND SECURITY AGREEMENT

Dated as of November 30, 2021

by and among

THE GRANTORS REFERRED TO HEREIN

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

TABLE OF CONTENTS

		Page
Article I

DEFINITIONS

Section 1.1	Terms Defined in Indenture	1
Section 1.2	Terms Defined in UCC	1
Section 1.3	Terms Generally	1
Section 1.4	Definitions of Certain Terms Used Herein	2

Article II

GRANT OF SECURITY INTEREST

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Title, Perfection and Priority	9
Section 3.2	Chattel Paper	10
Section 3.3	Type and Jurisdiction of Organization, Organizational and Identification Numbers	10
Section 3.4	Principal Location	10
Section 3.5	Collateral Locations	10
Section 3.6	Intellectual Property	10
Section 3.7	No Financing Statements or Security Agreements	10
Section 3.8	Pledged Collateral	11
Section 3.9	Commercial Tort Claims	11
Section 3.10	Perfection Certificate	11

Article IV

COVENANTS

Section 4.1	General	11
Section 4.2	Delivery of Pledged Collateral	13
Section 4.3	Uncertificated Pledged Collateral	13
Section 4.4	Pledged Collateral	13
Section 4.5	Intellectual Property	14
Section 4.6	Commercial Tort Claims	16

		Page

Article V

REMEDIES

Section 5.1	Remedies	16
Section 5.2	Grantors’ Obligations Upon Default	18
Section 5.3	Grant of Intellectual Property License	18

Article VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1	Account Verification	19
Section 6.2	Authorization for Notes Secured Party to Take Certain Action	19

Article VII

GENERAL PROVISIONS

Section 7.1	Waivers	20
Section 7.2	Limitation on Collateral Agent’s and Notes Secured Party’s Duty with Respect to the Collateral	21
Section 7.3	Compromises and Collection of Collateral	21
Section 7.4	Notes Secured Party Performance of Debtor Obligations	22
Section 7.5	No Waiver; Amendments; Cumulative Remedies	22
Section 7.6	Limitation by Law; Severability of Provisions	22
Section 7.7	Reinstatement	22
Section 7.8	Benefit of Agreement	23
Section 7.9	Survival of Representations	23
Section 7.10	Expenses	23
Section 7.11	Additional Grantors	23
Section 7.12	Termination or Release	24
Section 7.13	Entire Agreement	24
Section 7.14	Governing Law; Jurisdiction; Consent to Service of Process.	24
Section 7.15	WAIVER OF JURY TRIAL	24
Section 7.16	Indemnity	25
Section 7.17	Counterparts	26
Section 7.18	Mortgages	26

Article VIII

NOTICES

Section 8.1	Sending Notices	26
Section 8.2	Change in Address for Notices	27

Article IX

THE INTERCREDITOR AGREEMENT GOVERNS

-ii-

SCHEDULE:

Schedule I	Pledged Collateral

EXHIBITS:

Exhibit A	Form of Joinder
Exhibit B	Form of Intellectual Property Security Agreement

-iii-

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of November 30, 2021, by and among COTY INC., a Delaware corporation (the “Company”), HFC Prestige Products, Inc., a Connecticut corporation (“HFC Inc.”), HFC Prestige International U.S. LLC, a Delaware limited liability company (“HFC LLC”), the other entities identified as “Grantors” on the signature pages hereto from time to time (each, a “Subsidiary Party” and, collectively, the “Subsidiary Parties”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, in its capacity as collateral agent for the Notes Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

Reference is made to the Indenture, dated as of November 30, 2021 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Indenture”), by and among the Company, HFC Inc., HFC LLC (HFC Inc. together with HFC LLC, the “Co-Issuers”, and the Co-Issuers together with the Company, the “Issuers”), Deutsche Bank Trust Company Americas, in its capacity as trustee (in such capacity, together with its successors in such capacity, the “Trustee”), the guarantors party thereto, the Collateral Agent and Deutsche Bank AG, London Branch as paying agent;

WHEREAS, the Grantors are entering into this Security Agreement in order to induce the holders of the Notes to purchase the Notes and to secure the Secured Obligations.

ACCORDINGLY, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined in Indenture. All capitalized terms used herein (including terms used in the preamble and preliminary statements) and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 1.2 Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, the terms shall have the meaning specified in Article 9 thereof).

Section 1.3 Terms Generally. The rules of construction and other interpretive provisions specified in the Indenture shall apply to this Security Agreement, including with respect to terms defined in the preamble and preliminary statements hereto.

Section 1.4 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” means any Person obligated on an Account.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Commercial Tort Claim” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Office” means the United States Copyright Office of the Library of Congress.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights (whether registered or unregistered in the United States or any other country or any political subdivision thereof), rights and interests in such copyrights, works protectable by copyright (whether or not published), copyright registrations, and applications to register copyright; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, present, or future infringements or other violations of any of the foregoing; (d) the right to sue or otherwise recover for past, present, and future infringements or other violations of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 5, 2018 (as the same may be amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time), by and among the Coty Inc., as Parent Borrower, Coty B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, the lenders party thereto from time to time, the Credit Facility Agent, and the other parties thereto from time to time.

“Credit Agreement Security Agreement” means that certain Pledge and Security Agreement, dated as of October 27, 2015 (as the same may be amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time), by and among Coty, Inc., the other Grantors party thereto and the Credit Facility Agent.

“Credit Facility Agent” means JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Credit Agreement and the Credit Agreement Security Agreement, and its successors and assigns.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Electronic Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business, (d) escrow, fiduciary or trust accounts, (e) designated disbursement accounts and non-U.S. bank accounts and (f) the funds or other property held in or maintained in any such account identified in clauses (a) through (e).

“Excluded Assets” means:

(a) (x) any fee owned real property and (y) any real property leasehold rights and interests;

(b) motor vehicles, aircraft and other assets subject to certificates of title;

(c) commercial tort claims that, in the reasonable determination of the Company, are not expected to result in a judgment in excess of $10,000,000;

(d) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a Uniform Commercial Code financing statement));

(e) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code);

(f) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable Law, rule or regulation, (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law, rule or regulation, or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code);

(g) Excluded Equity Interest;

(h) Excluded Accounts;

(i) any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Restricted Subsidiary) or otherwise require consent thereunder (other than from the Company or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(j) any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Company;

(k) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(l) assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Notes Secured Parties afforded thereby as reasonably determined by the Company (which determination shall be made in accordance with the Credit Facility Agent’s comparable determination under the Credit Agreement); and

(m) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code).

“Excluded Equity Interest” means (A) margin stock, (B) Equity Interests of any Person other than the Company or any wholly owned Material Subsidiary that is a Restricted Subsidiary directly owned by any Grantor (other than any Equity Interests in King Kylie, LLC, a Delaware limited liability company, owned by any Grantor), (C) Equity Interests of any Material Subsidiary that is a wholly owned Foreign Subsidiary or CFC Holdco directly owned by any Grantor in excess of 65% of such Material Subsidiary’s issued and outstanding Equity Interests, (D) any Equity Interest to the extent the pledge thereof would be prohibited by any Law or contractual obligation (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code), (E) any Equity Interests with respect to which the Company (which determination shall be made in accordance with the Credit Facility Agent’s comparable determination under the Credit Agreement) has reasonably determined that the cost or other consequences (including material adverse Tax consequences) of pledging or perfecting a security interest in such Equity Interests are excessive in relation to the benefit to the Notes Secured Parties of the security to be afforded thereby, (F) the Equity Interests of any Excluded Subsidiary (other than any Foreign Subsidiary or CFC Holdco), and (G) any other Equity Interests that otherwise constitute Excluded Assets.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixture” shall have the meaning set forth in Article 9 of the UCC.

“General Intangible” shall have the meaning set forth in Article 9 of the UCC.

“Global Intercompany Note” means the Intercompany Note, dated as of October 27, 2015, executed by and among the Coty Inc., Coty B.V., and each Restricted Subsidiary (as defined in the Credit Agreement), as amended, restated, supplemented or otherwise modified from time to time.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Grantors” means the Initial Grantors and each additional Subsidiary Party that becomes party to this Agreement after the Issue Date.

“Indemnitees” shall have the meaning set forth in Section 7.17.

“Initial Grantors” means the Company and each other entity identified as a “Grantor” on the signature pages hereto as of the date hereof.

“Instrument” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Grantor, all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including Patents, Copyrights, Trademarks, Licenses and all related documentation and registrations and all additions, improvements or accessions to any of the foregoing.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Intellectual Property Security Agreement set forth in Exhibit B hereto.

“Intercreditor Agreement” means that certain First Lien/First Lien Intercreditor Agreement, dated as of April 21, 2021, by and among the Company, the Collateral Agent, the Credit Facility Agent and the other parties from time to time party thereto (as may be amended, restated, supplemented or otherwise modified from time to time).

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Right” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements, whether as licensor or licensee, in and to (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past, present, and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Note Documents” means this Security Agreement, the Indenture, the Notes and any other document, instrument or agreement executed and delivered pursuant to any of the foregoing, including for purposes of securing the obligations thereunder.

“Notes Secured Parties” means the Trustee, the Collateral Agent and each holder of the Notes.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications (whether issued or applied-for in the United States or any other country or any political subdivision thereof); (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means the perfection certificate delivered by the Company to the Collateral Agent on the Issue Date.

“Pledged Collateral” means, collectively, (a) all of the Equity Interests of Restricted Subsidiaries that are Material Subsidiaries (other than Excluded Equity Interests) directly owned by any Grantor, including such Equity Interests described in Schedule I issued by the entities named therein, and all other Equity Interests required to be pledged by any Grantor pursuant to the terms of the Indenture and (b) each promissory note, Tangible Chattel Paper and Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) in excess of $5,000,000 (individually) owed to any Grantor (other than such promissory notes, Tangible Chattel Paper and Instruments that are Excluded Assets) described in Schedule I and issued by the entities named therein, the Global Intercompany Note and all other Indebtedness owed to any Grantor hereafter that is evidenced by a promissory note, Tangible Chattel Paper or an Instrument evidencing Indebtedness for borrowed money (other than any intercompany Indebtedness) in excess of $5,000,000 (individually) and that is required to be pledged by any Grantor pursuant to the terms of the Indenture.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means “Obligations” (as such term is defined in the Indenture) under the Notes and the Indenture.

“Security” shall have the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Subsidiary Parties” means, collectively, each Restricted Subsidiary that is party to this Security Agreement as of the date hereof and each Restricted Subsidiary that becomes a party to this Security Agreement pursuant to a joinder to this Security Agreement in accordance with Section 7.11 herein and the terms of the Indenture.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the UCC.

“Tangible Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Termination Date” means the earlier of the date on which (a) all Secured Obligations are paid in full in cash (other than contingent obligations as to which no claim has been asserted) and (b) the Indenture and the Notes are discharged in full (or this Security Agreement is otherwise terminated), in accordance with the terms of the Indenture.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles, whether registered or unregistered in the United States and any other country or any political subdivision thereof, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Notes Secured Parties, and to secure the prompt and complete payment and performance of all Secured Obligations, a security interest in all of its right, title and interest in, to and under all of the following property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade name or derivations thereof), and regardless of where located (all of which are collectively referred to as the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c) all Intellectual Property;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods;

(i) all Instruments;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter-of-Credit Rights and Supporting Obligations;

(m) all Deposit Accounts;

(n) all Commercial Tort Claims as specified from time to time in Schedule 9 of the Perfection Certificate;

(o) all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software identifying or pertaining to any of the foregoing or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(p) any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary in this Agreement or any other Note Document, in no event shall the “Collateral” (or any defined term used in the definition thereof) include, or the security interest granted hereunder attach to, any Excluded Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantors, jointly and severally, represent and warrant to the Collateral Agent, for the benefit of the Notes Secured Parties, that:

Section 3.1 Title, Perfection and Priority.

(a) Each Grantor has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. Except as otherwise contemplated hereby or under any other Note Document and subject to the limitations set forth therein, this Security Agreement creates in favor of the Collateral Agent, for the benefit of the Notes Secured Parties, a valid security interest in the Collateral granted by each Grantor. No material consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Security Agreement, except (i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the terms of the Note Documents), (ii) for filings and registrations necessary to perfect Liens created pursuant to the Note Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The security interest granted pursuant to this Security Agreement constitutes legal and valid security interests in all Collateral in favor of the Collateral Agent, on behalf of the Notes Secured Parties, securing the prompt and complete payment and performance of the Secured Obligations. Subject to the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the appropriate filing offices and to value being given, the security interest granted pursuant to this Security Agreement is, and shall be, a legal, valid and perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States pursuant to the UCC or other applicable law, prior to any other Lien on any of the Collateral, other than the security interest granted to the Collateral Agent, for the benefit of the Notes Secured Parties, hereunder and Permitted Liens.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests created hereby by any means other than (i) filings pursuant to the UCC, (ii) filing and recording fully executed Intellectual Property Security Agreements (x) in the USPTO or (y) in the Copyright Office, as applicable, (iii) in the case of Pledged Collateral that constitutes Tangible Chattel Paper, Instruments or certificated Securities, in each case, to the extent included in the Collateral and required by Section 4.2 herein, and subject to the terms of the Intercreditor Agreement, delivery to the Collateral Agent to be held in its possession in the United States, and (iv) in the case of Collateral that consists of Commercial Tort Claims, taking the actions specified in Section 4.6. No Grantor shall be required to (x) grant the Collateral Agent perfection through control agreements or perfection by Control with respect to any Collateral (other than in respect of Pledged Collateral) or (y) take any actions under any laws outside of the United States to grant, perfect or provide for the enforcement of any security interest (including any Intellectual Property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign Intellectual Property). Notwithstanding anything herein (including this Section 3.1), no Grantor makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Notes Secured Party with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the terms of the Note Documents or (C) on the Issue Date, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Issue Date pursuant to Note Documents.

Section 3.2 Chattel Paper. Schedule I hereto lists all Tangible Chattel Paper with a stated amount in excess of $5,000,000 of each Grantor as of the Issue Date.

Section 3.3 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of each Grantor and its jurisdiction of organization, in each case as of the Issue Date, are set forth in the Perfection Certificate.

Section 3.4 Principal Location. Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the Issue Date, is disclosed in the Perfection Certificate.

Section 3.5 Collateral Locations. As of the Issue Date, Schedules 2(b) and 2(d) of the Perfection Certificate set forth, respectively, (i) all locations where each Grantor maintains any books or records relating to any Accounts Receivable, having a fair market value in excess of $7,500,000 and (ii) all other locations where each Grantor maintains any of the Collateral valued in excess of $7,500,000 consisting of inventory or equipment.

Section 3.6 Intellectual Property. As of the Issue Date, Schedule 8(a) and Schedule 8(b) of the Perfection Certificate sets forth a true and accurate list of all United States registrations of and applications for Intellectual Property owned by each Grantor.

Section 3.7 No Financing Statements or Security Agreements. As of the Issue Date, no Grantor has filed or consented to the filing of any financing statement or security agreement naming a Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Notes Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.8 Pledged Collateral.

(a) Schedule I hereto sets forth a complete and accurate list, as of the Issue Date, of all of the Pledged Collateral (other than the Global Intercompany Note) and, with respect to any Pledged Collateral constituting any Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Issue Date, each Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule I as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent, for the benefit of the Notes Secured Parties, hereunder and Permitted Liens. Each Grantor further represents and warrants that, as of the Issue Date, all Pledged Collateral constituting an Equity Interest issued by a Grantor or a wholly owned Subsidiary of a Grantor has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable.

Section 3.9 Commercial Tort Claims. As of the Issue Date, no Grantor holds any Commercial Tort Claims having a value in excess of $7,500,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated in Schedule 9 of the Perfection Certificate.

Section 3.10 Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Issue Date.

ARTICLE IV

COVENANTS

From the Issue Date, and thereafter until the Termination Date, each Grantor agrees that:

Section 4.1 General.

(a) Collateral Records. Each Grantor will maintain complete and accurate books and records in accordance with the requirements of the Indenture.

(b) Authorization to File Financing Statements; Ratification. Each Grantor (or its designee) shall file all financing statements, amendments to financing statements, continuation statements and other documents and take such other actions as may from time to time be necessary or reasonably requested by the Collateral Agent in order to perfect and maintain a perfected security interest in the Collateral to the extent required by Section 3.1. Any such financing statement, amendment to any such financing statement and any continuation statement filed by a Grantor may be filed in any filing office in any applicable Uniform Commercial Code jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a Fixture filing, a sufficient description of real property to which the Collateral relates.

(c) Further Assurances. Each Grantor will, if reasonably requested by the Credit Facility Agent (with respect to comparable actions requested under the Credit Agreement Security Agreement) or the Collateral Agent:

(i) take or cause to be taken such further actions in accordance with Sections 4.18 and 4.19 and Article 10 of the Indenture;

(ii) subject to and in accordance with the terms of the Indenture, take such other actions as shall be necessary or appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Security Agreement; and

(iii) defend the security interests created hereby and priority thereof against the claims and demands not expressly permitted by the Indenture of all Persons whomsoever.

(d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for licenses, sales, leases, transfers and other dispositions permitted under the Indenture.

(e) Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) Permitted Liens.

(f) Other Financing Statements. No Grantor will file any financing statement or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e).

(g) Change of Name, Etc. Each Grantor agrees to promptly furnish to the Collateral Agent (and in any event within sixty (60) days of such change or such longer period as the Collateral Agent may agree or the Credit Facility Agent may agree with respect to the Credit Agreement Security Agreement) written notice of any change in: (i) such Grantor’s legal name; (ii) the location of such Grantor’s chief executive office; or (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation. Reasonably promptly after any change referred to in the preceding sentence, such Grantor shall, to the extent necessary, make all necessary Uniform Commercial Code amendment filings necessary to preserve the perfection and priority of the security interest created by this Security Agreement (to the extent required by this Security Agreement and the Indenture) and shall confirm to the Collateral Agent in writing (and, as and when available, provide any related information reasonably requested by the Collateral Agent) that all filings have been made under the Uniform Commercial Code, and all other actions have been taken, that are required by applicable Law so that such change will not at any time materially and adversely affect the validity, perfection or priority of any Lien on any of the Collateral.

(h) Exercise of Duties. Anything herein to the contrary notwithstanding, (a) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Notes Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Note Document, nor shall any Notes Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.2 Delivery of Pledged Collateral. Subject to the Intercreditor Agreement, each Grantor will deliver to the Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Security Agreement all certificates or instruments, if any, representing or evidencing the Pledged Collateral (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignments in blank. If any Grantor shall at any time after the Issue Date hold or acquire any other Pledged Collateral (other than checks received in the ordinary course of business), such Grantor shall, within sixty (60) days (or such longer period as the Collateral Agent may agree or the Credit Facility Agent may agree with respect to the Credit Agreement Security Agreement), submit to the Collateral Agent a supplement to Schedule I hereto to reflect such additional Pledged Collateral (provided any Grantor’s failure to do so shall not impair the Collateral Agent’s security interest therein) and, subject to the Intercreditor Agreement, deliver to the Collateral Agent all certificates or instruments, if any, representing such Pledged Collateral, together with duly executed instruments of transfer or assignments in blank.

Section 4.3 Uncertificated Pledged Collateral. Unless otherwise consented to by the Credit Facility Agent with respect to the Credit Agreement Security Agreement, Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate, and in the organizational documents of such entity, the applicable Grantor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable or (ii) not be represented by a certificate and the applicable Grantor shall cause the issuer of such interests not to have elected to treat such interests as a “security” within the meaning of Article 8 of the UCC.

Section 4.4 Pledged Collateral.

(a) Registration in Nominee Name; Denominations. Subject to the Intercreditor Agreement, the Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Notes Secured Parties, shall hold certificated Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Subject to the Intercreditor Agreement, following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Security Agreement.

(b) Exercise of Rights in Pledged Collateral. Subject to the Intercreditor Agreement, the parties hereto agree that:

(i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not prohibited by this Security Agreement, the Indenture, or any other Note Document.

(ii) Each Grantor will permit the Collateral Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, after prior written notice to the applicable Grantor, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided, that, unless otherwise directed by the Holders that hold the amount of notes required to provide direction as set out in the Indenture, the Collateral Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Note Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Notes Secured Parties and shall be forthwith delivered to the Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment).

Section 4.5 Intellectual Property.

(a) Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, each Grantor will use commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Intellectual Property held by such Grantor in order to enforce the security interests granted hereunder.

(b) Each Grantor shall notify the Collateral Agent promptly in writing if it knows that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral and material to the conduct of such Grantor’s business may in such Grantor’s reasonable business judgment become abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the USPTO, the Copyright Office or any court (other than routine office actions in the ordinary course)) regarding such Grantor’s ownership of any such material registered or applied for Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c) In the event that any Grantor, either directly or through any agent, employee, licensee or designee, (i) files an application for the registration of (or otherwise becomes the owner of) any Patent, Trademark or Copyright with the USPTO or the Copyright Office, (ii) acquires any United States applications for or registrations of any Patent, Trademark, or Copyright, or (iii) obtains an exclusive license to one or more Copyrights registered with the Copyright Office, such Grantor will, concurrently with any delivery of the information pursuant to Section 4.03(a) of the Indenture, provide the Collateral Agent written notice thereof, and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Security Agreement. Upon request of the Collateral Agent, such Grantor shall promptly execute and deliver any and all security agreements or other instruments as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby.

(d) Except to the extent permitted by Section 4.5(f) below, each Grantor shall take all actions reasonably necessary, or otherwise reasonably requested by the Collateral Agent, to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) in each case that is material to the conduct of such Grantor’s business, including the filing of applications for renewal, affidavits of use, affidavits of non-contestability and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(e) Each Grantor shall, upon such Grantor obtaining knowledge thereof, promptly notify the Collateral Agent in writing and shall, if consistent with good business judgment, promptly sue for any material infringement, misappropriation or dilution of any Patent, Trademark or Copyright and to recover any and all damages for such infringement, misappropriation or dilution, or shall take such other actions as are appropriate under the circumstances in its reasonable business judgment to protect such Patent, Trademark or Copyright unless it shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of the business of the Company and its Subsidiaries (taken as a whole).

(f) Nothing in this Security Agreement shall prevent any Grantor from taking any action with respect to any of its Intellectual Property to the extent permitted by the Indenture.

Section 4.6 Commercial Tort Claims. Each Grantor shall promptly notify the Collateral Agent in writing of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction, unless the Collateral Agent otherwise consents or the Credit Facility Agent otherwise consents with regard to the Credit Agreement Security Agreement, and shall update Schedule 9 of the Perfection Certificate, thereby granting to the Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim does not exceed $7,500,000 held by each Grantor or to the extent such Grantor shall have previously notified the Collateral Agent in writing with respect to any previously held or acquired Commercial Tort Claim.

ARTICLE V

REMEDIES

Section 5.1 Remedies. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(a) the Collateral Agent may (and at the direction of the Holders that hold the amount of notes required to provide direction as set out in the Indenture, shall) exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Indenture or any other Note Document; provided that this Section 5.1(a) shall not be understood to limit any rights available to the Collateral Agent and the Notes Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;

(iii) enter the premises of any Grantor where any Collateral is located (through self-help, and without judicial process) to, subject to the mandatory requirements of applicable Law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; and

(iv) transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b) Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Notes Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the Notes Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d) Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Notes Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor the Notes Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

The Collateral Agent shall give the applicable Grantor(s) ten days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale or other disposition of Collateral.

Section 5.2 Grantors’ Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will, subject to the terms of the Intercreditor Agreement:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Collateral Agent, for the benefit of the Collateral Agent and the Notes Secured Parties, an irrevocable (during the Event of Default) nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that such licenses granted with regard to trade secrets shall be subject to the requirement that the secret status trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; and (iii) that the Collateral Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) as to the rights of Grantors themselves, and subject to the terms of the Intercreditor Agreement and the rights of any third party at law, in equity, or pursuant to any license agreement entered into by a Grantor, irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may sell or license any Grantor’s Inventory directly to any Person, including without limitation to Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Security Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any Intellectual Property interest owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

Section 6.1 Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default after prior written notice to the relevant Grantor of its intent to do so, the Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

Section 6.2 Authorization for Notes Secured Party to Take Certain Action.

(a) Subject to the terms of the Intercreditor Agreement, each Grantor hereby (i) authorizes the Collateral Agent, without obligation, at any time and from time to time (1) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b) and (2) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor) in such offices as shall be necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, including, without limitation, to file financing statements permitted under Section 4.1(b), it being expressly understood that the Collateral Agent shall not have an obligation to do so, and (ii) appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney-in-fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided herein or in the Indenture or any other Note Document, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables and (8) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, Section 7.06 of the Indenture; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Indenture.

(b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Notes Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Notes Secured Party to exercise any such powers.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Waivers. Except as set forth in Section 5.1, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Notes Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence of and during the continuance of an Event of Default), except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Notes Secured Party as finally determined by a court of competent jurisdiction in a final non-appealable order. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Notes Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral (after the occurrence of and during the continuance of an Event of Default), made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

Section 7.2 Limitation on Collateral Agent’s and Notes Secured Party’s Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Notes Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent, nor any Notes Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Notes Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.

Section 7.3 Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, subject to the terms of the Intercreditor Agreement, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4 Notes Secured Party Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4 in accordance with Section 7.06 of the Indenture. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 7.06 of the Indenture.

Section 7.5 No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Collateral Agent or any Notes Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Notes Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless in writing signed by the Collateral Agent with the concurrence or at the direction of the holders of the Notes to the extent required under Article 9 of the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

Section 7.7 Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 7.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the Notes Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Notes Secured Parties, hereunder.

Section 7.9 Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 7.10 Expenses. Solely to the extent required by Section 7.06 of the Indenture, each Grantor jointly and severally agrees to promptly reimburse the Collateral Agent for any and all documented out-of-pocket expenses paid or incurred by the Collateral Agent, including documented out-of-pocket legal fees and expenses, in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.11 Additional Grantors. Pursuant to and in accordance with Section 10.02 of the Indenture, each Grantor shall cause (i) each Restricted Subsidiary (other than any Excluded Subsidiary) formed or acquired after the date of this Security Agreement in accordance with the terms of the Indenture and (ii) any Restricted Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to enter into this Security Agreement as a Subsidiary Party within sixty (60) days after such formation, acquisition or designation (or, in each case, such longer period as the Collateral Agent may agree or the Credit Facility Agent may agree with respect to the Credit Agreement Security Agreement); for avoidance of doubt, the Company may, in its sole discretion, cause any Restricted Subsidiary that is not required to join this Security Agreement as a Subsidiary Party to execute an instrument in substantially the form of Exhibit A hereto. Upon execution and delivery by the Collateral Agent and such Subsidiary of an instrument in substantially the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.12 Termination or Release.

(a) This Security Agreement shall continue in effect until, and shall terminate on, the Termination Date.

(b) A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder shall be released, in each case, in accordance with the provisions of the Indenture.

Section 7.13 Entire Agreement. This Security Agreement, together with the other Secured Credit Documents in respect of the Notes, embodies the entire agreement and understanding between each Grantor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor and the Collateral Agent relating to the Collateral.

Section 7.14 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(b) Jurisdiction. Each Grantor and the Collateral Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Note Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Venue. Each Grantor and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Note Document in any court referred to in clause (b) of this Section 7.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each Grantor and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.01 of the Indenture. Nothing in this Agreement or any other Note Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.15 WAIVER OF JURY TRIAL. EACH GRANTOR AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR, ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15.

Section 7.16 Indemnity. Each Grantor shall indemnify the Trustee, the Collateral Agent, the other Notes Secured Parties, and each Affiliate, controlling Person, officers, director, employee, partner, trustee, advisor, shareholder, agent and other representative and their successors and permitted assigns of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each jurisdiction in which any collateral is located or any proceedings are held and one specialty counsel, if applicable, and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Note Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Note Documents of their respective obligations thereunder or the consummation of the Transactions, any other acquisition permitted hereby or any other transactions contemplated hereby, (ii) any Note Document or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property currently or formerly owned or operated by the Grantors or any of their subsidiaries, or any environmental liability related in any way to the Grantors or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) any dispute solely among the Indemnitees (other than the Trustee or the Collateral Agent acting in their capacity as such) and not arising out of any act or omission of the Grantors, their Subsidiaries or any of their Affiliates or related to the presence or release of hazardous materials or violations of environmental laws that first occur at a property owned or leased by the Grantors or their Subsidiaries or any of their Affiliates after such property is transferred to an Indemnitee or its successors or assigns by way of a foreclosure, deed–in–lieu of foreclosure or similar transfer. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by Grantors or any of their affiliates under this Section 7.16 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof. Each Indemnitee shall promptly notify the Company upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the Grantors from the obligation to indemnify such Indemnitee.

To the extent permitted by applicable Law, none of parties hereto (nor any Indemnitee) shall assert, and each hereby waives, any claim against any Grantor or Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Note Document or any agreement or instrument contemplated hereby, the Transactions, any Note Document or the use of the proceeds thereof, other than in the case of any such damages incurred or paid by an Indemnitee to a third party.

Unless otherwise specified, all amounts due under this Section 4.03 shall be payable not later than thirty (30) days after written demand therefor (or such longer period as the applicable Indemnitee may agree).

Section 7.17 Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Security Agreement and may be used in lieu of original signature pages for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Security Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.18 Mortgages. In the case of a conflict between this Security Agreement and the Mortgages (if any) with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Security Agreement and the Mortgages, this Security Agreement shall govern.

Section 7.19 Time to Perform. Any extension of time or waivers as are granted by the Credit Facility Agent under any Secured Credit Document in respect of the Credit Agreement for the comparable requirement to perform any obligation shall automatically be granted under this Security Agreement and any other Secured Credit Document in respect of the Notes.

ARTICLE VIII

NOTICES

Section 8.1 Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.01 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.01 of the Indenture.

Section 8.2 Change in Address for Notices. Each of the Grantors and the Collateral Agent may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

THE INTERCREDITOR AGREEMENT GOVERNS

Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, if then in effect, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the Intercreditor Agreement, if then in effect, and (iii) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement, if then in effect, was delivered, or made available, to such Person. Notwithstanding any other provision contained herein, the priority of the Liens created hereby and the exercise of the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement, if then in effect, and, to the extent provided therein, the applicable collateral documents referenced therein.

Notwithstanding anything contrary contained herein, in the event of any conflict or inconsistency between this Security Agreement and the Indenture or the Intercreditor Agreement with respect to the priority of any liens or security interests granted hereunder or the exercise of any rights or remedies by the Collateral Agent, the terms of the Indenture and/or the Intercreditor Agreement shall govern and control (except that, in the case of any conflict between the Indenture and the Intercreditor Agreement, such Intercreditor Agreement shall control with respect to the priority of any liens or security interests granted hereunder or the exercise of any rights or remedies by the Collateral Agent).

ARTICLE X

CONCERNING THE COLLATERAL AGENT

Deutsche Bank Trust Company Americas, in executing and acting under this Agreement, is acting solely in its capacity as Collateral Agent under the Indenture, and in acting hereunder, shall be entitled to all of the rights, privileges, protections, indemnities and immunities accorded to the Collateral Agent under the Indenture, as if fully set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

COTY INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Senior Vice President, Treasury

CALVIN KLEIN COSMETIC CORPORATION

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

COTY BRANDS MANAGEMENT INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

COTY HOLDINGS INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

COTY US HOLDINGS INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

[Signature Page to Security Agreement]

COTY US LLC

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

GALLERIA CO.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

GRAHAM WEBB INTERNATIONAL, INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

HFC PRESTIGE INTERNATIONAL U.S. LLC

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

HFC PRESTIGE PRODUCTS, INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

NOXELL CORPORATION

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

[Signature Page to Security Agreement]

O P I PRODUCTS, INC.

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

THE WELLA CORPORATION

By:	/s/ Hemant Gandhi
Name: Hemant Gandhi
Title: Treasurer

[Signature Page to Security Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice Preisdent

[Signature Page to Security Agreement]